EXHIBIT 19.1

Pacific Health Care Organization  and Subsidiaries

Insider Trading Policy

Effective: December 23, 2024

This Insider Trading Policy (this “Policy”) describes the standards of Pacific Health Care Organization and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities and securities of certain other publicly traded companies while in possession of material nonpublic information relating to or obtained in the course of employment or association with the Company.

This Policy is divided into two parts. Part I prohibits trading in certain circumstances and applies to all directors, officers, and employees of the Company, and their respective immediate family members. Part II imposes special additional trading restrictions and applies to all “Company Insiders,” meaning all directors, officers and certain other employees that the Company may designate from time to time because of their position, responsibilities, or their actual or potential access to material information.

Questions regarding this Policy or its application should be directed to the Company’s Legal Department, which can be reached directly at Legal@medexhco.com. The Company reserves the right to amend and interpret this Policy from time to time.

PART I – GENERAL POLICY

1. No Trading While in Possession of Material Nonpublic Information

(a) No director, officer, employee, or independent contractor or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, while in possession of material nonpublic information about the Company.

(b) No director, officer, employee, or independent contractor or any of their immediate family members may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company.

(c) No director, officer, employee, or independent contractor or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

2. Definitions of Material and Nonpublic

(a) Material. Insider trading restrictions apply only if the information is “material.” Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the price of the security is material. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business.

Examples of information that will frequently be regarded as material are:

●	unpublished financial or operational results or projections, including earnings information;

●	significant changes in prospects or objectives;

●	pending or proposed mergers, acquisitions, dispositions, or other transactions;

●	significant acquisition or sale of assets;

●	cybersecurity risks and incidents (including vulnerabilities and breaches), which may also include the period of time the Company is investigating the underlying facts, ramifications and materiality of a cybersecurity incident;

●	award or loss of a significant contract;

●	liquidity problems;

●	major changes in the management or the board of directors;

●	developments regarding significant litigation or government agency investigations;

●	changes in dividends;

●	major changes in accounting methods or policies; and

●	offerings of securities.

The above list is only illustrative; other types of information may be considered “material,” depending on the circumstances.

(b) Nonpublic. Insider trading restrictions apply only if the information is both material and “nonpublic.” To be “public” the information must have been disclosed in the Company’s public filings with the Securities and Exchange Commission (“SEC”) or widely disseminated in a manner making it generally available to investors. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

If you are not sure whether information is considered material and nonpublic, you should either consult with the Company’s Legal Department or assume that it is.

3. Non-disclosure of Material Nonpublic Information

Material nonpublic information must not be disclosed to anyone, except persons within the Company or third-party agents of the Company (e.g. investment banking advisors, auditors or outside legal counsel) whose responsibilities require them to know it, until such information has been publicly released by the Company.

PART II – COMPANY INSIDERS

1. Blackout Periods

All Company Insiders are prohibited from trading in the Company’s securities during the blackout periods defined below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Company Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Company Insiders affected.

2. Trading Window

Company Insiders are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Company Insider who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material, and the Company Insider has received pre-clearance in accordance with Section 4 below.

3. Exceptions for 10b5-1 Plans

The trading restrictions in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”), provided that it has been reviewed and approved by the Legal Department in advance of being entered into and the applicable cooling off period for the Approved 10b5-1 Plan has ended. Any amendment or modification to an existing Approved 10b5-1 Plan must also be reviewed and approved in advance by the Company’s Legal Department. An Approved 10b5-1 Plan must be in writing and must meet the requirements of the rules of the SEC, as they may exist from time to time.

If you are considering entering into, modifying, or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Legal Department. You should also consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan.

4. Pre-Clearance of Securities Transactions

In addition to the prohibition on trading during blackout periods, Company Insiders must refrain from trading without first pre-clearing all transactions in the Company’s securities with the Legal Department, even if not in possession or aware of specific material non-public information. Clearance will be granted or denied based solely on the restraints imposed by law and will not constitute investment advice regarding the advisability of any transaction or ensure compliance with securities laws.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period.

5. Other Prohibited Transactions

Company Insiders, including their immediate family members, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Legal Department:

●	Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

●	Short sales. Company Insiders may not “short sell” the Company’s securities;

●	Options trading. Company Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;

●	Trading on margin or pledging. Company Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

●	Hedging. Company Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy or its application, please contact the Legal Department.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned acknowledges receipt of the Company’s Insider Trading Policy. The undersigned has read and understands such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information. The undersigned acknowledges that one of the sanctions to which they may be subject as a result of violating this Policy is termination of employment, including termination for cause.

Name	Title/Position

Signature	Date

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